Exhibit 10.18

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is dated as of September 1, 2004, between Coach Industries Group, Inc., a Nevada corporation (“Coach”, the “Company”) and Francis J. O’Donnell (the “Executive”).

W I T N E S S E T H:

A. WHEREAS, the Company has employed the Executive on an ongoing basis and the Company wants to formalize the relationship.

B. WHEREAS, the parties desire for the Executive to act as Chairman of the Board, President and Chief Executive Officer, commencing the date hereof and during the term hereof.

C. WHEREAS, the parties desire to execute and deliver this Agreement to provide for the continued employment of the Executive by the Company.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

AGREEMENT:

1. Engagement. The Company hereby engages the Executive and the Executive hereby accepts such engagement upon the terms and conditions hereinafter set forth.

2. Term. This Agreement shall commence on the date hereof (the “Commencement Date”), and shall remain in effect for a period of five (5) years thereafter (the “Term”). This Agreement shall also terminate at such time as the Company, or the Executive, gives written notice of termination of this Agreement pursuant to Section 9 of this Agreement. Unless otherwise notified by the Executive the contract will be automatically renewed for a new term under the same terms and conditions of this Agreement.

3. Duties. The Company hereby engages the Executive to serve as Chairman of the Board of Directors, President and Chief Executive Officer of Coach, as such, he shall perform all duties commonly incident to such offices, including such additional duties not inconsistent with such position as the Board of Directors of the Company (the “Board”) shall prescribe from time to time. The Executive shall have the right to serve as a member of the Company’s Board of Directors during the Term. Notwithstanding the foregoing, with the prior approval of the Company’s Board of Directors (such approval not to be unreasonably withheld), the Executive shall be entitled to serve as director on the governing boards of other for-profit or not-for-profit entities and to retain any compensation and benefits resulting from such service, so long as such service does not unduly interfere with his duties under this Agreement.

4. Performance of Duties. During the Term of this Agreement, the Executive shall devote his best efforts, ability and attention to the business of the Company.

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5. Compensation.

A. Salary. For all services rendered by the Executive under this Agreement, the Company shall pay the Executive Two Hundred Thousand ($200,000) (the “Base Salary”) for calendar year 2004, increasing to $250,000 for year 2005 and $300,000 for the remainder of the term of the Agreement. The Executive’s Base Salary shall be payable within the established payroll cycle for the Company’s salaried officers or employees. Salary payments shall be subject to federal withholding and other applicable payroll deductions and taxes. Salary may be taken in the form of cash or in the common stock of the Company at the option of the Executive. In addition, the Executive shall receive incentive compensation in the form of a commission based on sales made by the Company, the rate of commission and the terms and conditions upon which a commission is warranted shall be determined by the Board of Directors of the Company. All salary not paid herein shall accrue.

B. Options. Coach shall grant to the Executive options to purchase shares of common stock of Coach as determined by the Coach’s Board of Directors and will be identified in the Employee Stock Option Plan (ESOP). The Board may also grant Executive options to purchase shares of the common stock of Coach outside of the ESOP

C. Benefits. The Executive shall be eligible to participate in all group insurance plans of the Company, and other existing or new perquisites or benefits offered to executive management of the Company.

D. Bonus. The Executive shall be eligible to receive a bonus, including but not limited to a bonus for the successful acquisition of another entity approved by the Board of Directors and a successful closing of a Financing approved by the Board of Directors, as determined by the Company’s Board of Directors.

E. Legal Assistance. The Executive shall be eligible to receive payment for legal services by the Company for any action brought against the Executive, individually or as a representative of the Company, relating to the Executive performing any and all duties in support of the Company, except as limited by federal or state law.

F. Automobile. The Executive shall be reimbursed for the lease of (1) vehicle. At the option of the Executive, the lease may be in the form of an Automobile Allowance not to exceed $1,250 per vehicle per month.

G. Automobile Insurance. The Executive shall be reimbursed for any and all insurance payments associated with the leased vehicle(s) reference above.

H. Life Insurance. The Executive shall be provided by the Company a Life Insurance Policy representing three (3) times the annual salary of the Executive and which shall be payable to the Executive’s designees.

I. Disability Insurance. The Executive shall be provided a long-term disability insurance policy at the expense of the Company covering no less than 60% of the annual

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compensation of the Executive. The policy will provide coverage to the Executive and/or his designees over the term of the disability.

J. Tax Preparation Assistance. The Executive shall be provided with reimbursement for all tax preparation fees incurred for any and all Federal and/or state tax reporting during the term of the Agreement.

K. Estate Planning. The Executive shall be provided reimbursement for any and all Estate Planning fees incurred during the term of the Agreement

L. Reimbursement of Expenses. The Company shall reimburse the Executive for all reasonable and necessary expenses incurred in carrying out his duties under this Agreement upon presentation by the Executive to the Company of appropriate documentation indicating the amount and purpose for such expense.

M. Vacation. The Executive shall be entitled to Four (4) weeks vacation during each year of the Term. If the Executive elects not to take the vacation the Company will pay the Executive at the salary level in effect during the time the vacation is due.

N. Educational Assistance. The Executive shall be reimbursed for any cost incurred relating to accredited educational assistance or enrichment programs the Executive chooses to attend.

6. Agreement Not to Disclose Trade Secrets or Confidential Information. During the term of this Agreement and after its termination, the Executive shall not disclose or utilize any trade secrets, confidential information, or other proprietary information acquired by the Executive during the course of his employment with the Company, its successors or assigns, or any of its affiliates (collectively, the “Company Affiliates”). As used herein, “trade secret” means the whole or any portion or phase of any formula, pattern, device, combination of devices, source-code of any proprietary software, or compilation of any scientific, technical or commercial information, including any design, list of suppliers, list of customers or improvement thereof, as well as pricing information or methodology, contractual arrangements with vendors or suppliers, business development plans or activities, or financial information of the Company or any of the Company Affiliates that is for use, or is used, in the operation of the Company or any of the Company Affiliates’ businesses that is not commonly known by or available to the public and that derives economic value from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. The Executive agrees to return to the Company any and all such trade secrets, confidential information or other proprietary information immediately upon the termination of this Agreement.

7. Non-Solicitation of Customers and Suppliers. The Executive agrees that during his employment hereunder, he shall not, whether as an individual or sole proprietor, or as a principal, agent, officer, director, employer, employee, consultant, independent contractor, partner or shareholder of any firm, corporation or other entity or group or otherwise, directly or indirectly, solicit the trade or business of, or trade, or conduct business with, any customer, prospective

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customer, supplier, or prospective supplier of the Company for any purpose other than for the benefit of the Company. The Executive further agrees that for two (2) years following termination of his employment hereunder for any reason, the Executive shall not, directly or indirectly, solicit the trade or business of, or trade, or conduct business with any customers or suppliers, or prospective customers or suppliers, of the Company.

8. Death or Disability.

A. In the event of the Executive’s death during the term of this Agreement, this Agreement and the Executive’s future Base Salary, incentive compensation and benefits shall automatically be terminated; provided, however, that the Executive’s beneficiary shall be entitled to receive all proceeds of life insurance policies provided pursuant to this Agreement, and the Executive’s spouse and dependent children shall continue to be covered under all health benefit plans for a period of six (6) months following the Executive’s death. In such event, the Company shall pay severance to the Executive’s estate (i) any unpaid Compensation; and (ii) all accrued but unpaid allowances and expense reimbursements.

B. If the Executive becomes unable to perform his employment duties during the term of this Agreement because of the “disability” of the Executive, the Company may terminate this Agreement and the Executive’s employment hereunder. In such event, the Company shall pay to the Executive (i) any unpaid compensation; and (ii) all accrued but unpaid allowances and expense reimbursements. In addition, the Executive shall be entitled to receive all benefits provided by any disability policy provided pursuant to this Agreement and the Executive, his spouse and dependent children shall continue to be covered under all health care benefit plans of the Company. For purposes of this provision, the term disability shall mean the Executive is unable to perform his material duties as an employee for the Company or any of the Company Affiliates, due to mental or physical illness or injury, for a period of at least one hundred (180) consecutive days, in the opinion of a qualified physician selected mutually by the Company and the Executive.

9. Termination by the Company or the Executive.

A. Termination by the Company for Cause. The Company may terminate this Agreement and the Executive’s employment hereunder “for cause” at any time. As used herein, for “cause” shall mean any one of the following:

(1)	The willful breach or intentional neglect by the Executive of his job duties and responsibilities;

(2)	Conviction of any felony and exhaustion of all appeals relating thereto;

(3)	Commission of an act of fraud, embezzlement or material misappropriation against the Company; or

(4)	A material breach of this Agreement by the Executive.

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B. In the event the Company terminates the Executive’s employment for cause, the Executive’s Base Salary and benefits shall automatically terminate as of the effective date of such termination and the Company shall pay to the Executive (i) any unpaid Base Salary through the date of termination; and (ii) all accrued but unpaid allowances and expense reimbursements, and the Executive shall not be entitled to receive any other compensation or severance allowance, including any incentive compensation earned after termination, under this Agreement. In addition, all options received and not exercised shall be cancelled and the Executive shall not be entitled to any options hereunder.

With respect to matters set forth in subsections (1), (3), (3) and (4) above, the Company shall give prompt notice to the Executive if it believes grounds for termination under any of such provisions exist, and the Executive shall have a reasonable period of time not to exceed Thirty (30) business days, to respond and to cure any such grounds for “cause” as may be alleged or to reply to any such claims or charges. Termination under such provisions shall be warranted only after the Board of Directors of the Company has determined, in good faith, that such “cause” exists after having afforded the Executive the opportunity to respond or to cure as set forth above.

C. Termination by the Executive Without Good Reason. The Executive may terminate this Agreement and his employment with the Company without “good reason” (as defined below) upon 60 days’ prior written notice to the Company. In such a case, the Executive may be required to perform his business duties and shall be paid his regular salary up to the date of the termination. At the option of the Company, the Company may require the Executive to depart from the Company upon receiving said 60 days’ notice from the Executive of the termination of this Agreement. In such event, the Company shall pay to the Executive all outstanding compensation due to the Executive for the term of the Agreement.

D. Termination by the Company Without Cause or by the Executive for Good Reason. The Company may terminate this Agreement and the Executive’s employment without cause at any time upon 30 days’ prior written notice to the Executive. The Executive shall have the right to terminate this Agreement at any time for “good reason.”

As used herein, “good reason” shall mean the occurrence of any of the following without the Executive’s prior written consent:

(i) the assignment to the Executive of duties and responsibilities that are inconsistent, in a material and adverse respect, with the scope of the duties and responsibilities usually vested in similarly situated executives;

(ii) a material reduction in the benefits payable to the Executive;

(iii) the Executive is removed by majority vote or otherwise from the Board of Directors or Managers, as the case may be;

(iv) a change in control of the Company such that one entity (directly or through affiliates) purchases control of over 50% of the Company’s common stock and does not agree, prior to the change of control, to assume the terms and conditions of this Agreement;

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(v) the Company fails to meet any of the obligations of the Agreement, during the Term of the Agreement, and the default is not cured to the satisfaction of the Executive within thirty (30) calendar days.

The Company shall pay to the Executive on the date of termination without cause or for good reason (i) a severance allowance of the remainder of the Base Salary through the end of the Term at the then-effective rate; (ii) an additional severance allowance of five hundred thousand (500,000) shares of Common Stock of the Company (and the Company herby agrees to increase the authorized shares of common stock of the Company if necessary to satisfy this provision) and, at the option of the Executive, the Company will affect an immediate purchase of the Executive’s shares of common stock and options acquired through the Employee Stock Option Plan, including the severance share issued hereunder, as the case may be. The purchase price for the common stock and any common stack underlying the options will be the average closing bid price of the Company’s common stock for the ten (10) business trading days preceding termination. The Company agrees to file the appropriate Registration Statement that includes all of the common shares and the common shares underlying the options of the Company granted to or acquired by the Executive. The Registration Statement will be flied within 30 business days of termination; and (iii) all accrued but unpaid allowances and expense reimbursements. All options granted hereunder shall vest immediately.

10. Indemnification. The Executive shall be entitled to indemnification from the Company to the fullest extent permitted under the Company’s then current Articles of Incorporation and Bylaws and under the law of the jurisdiction of the Company’s incorporation as may be in effect from time to time.

11. Notices. All notices, requests, demands and other communications provided for in this Agreement shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

To the Executive:	Francis J. O’Donnell
3200 SW 135th Terr
Davie, FL. 33330

To the Company:	Coach Industries Group, Inc
12555 Orange Drive
Suite 261
Davie, FL 33330

With Copy to:	Joseph I. Emas, Esq.
1224 Washington Avenue
Miami Beach, Florida 33139

Any party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, facsimile, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be

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deemed to have been duly given unless and until it actually is received or refused by the intended recipient. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

12. Assignment. Neither this Agreement nor any of the parties’ rights and obligations hereunder may be assigned by a party without the prior written consent of the other party hereto

13. Arbitration.

A. Any controversy or claim arising out of or relating to this Agreement, the employment relationship between the Executive and the Company, or the termination thereof, including the arbitrability of any controversy or claim, which cannot be resolved amicably after a reasonable attempt to negotiate such a resolution shall be submitted to arbitration by the American Arbitration Association in accordance with its Commercial Dispute Resolution Procedures and Rules, as such rules may be amended from time to time, and at its office in Florida. The award of the arbitrator shall be final and binding upon the parties, and judgment may be entered with respect to such award in any court of competent jurisdiction. Any arbitration under this Arbitration Agreement shall be governed by and subject to the confidentiality restrictions set herein. The Executive acknowledges reading, prior to the signing of this Agreement, the Commercial Dispute Resolution Procedures and Rules of the American Arbitration Association, which are available via the internet at the site of the American Arbitration Association at http://www.adr.org. Notwithstanding the foregoing, any controversy or claim arising out of or relating to any claim by the Company for temporary or preliminary relief with respect to Sections 6, 7 and 8 herein need not be resolved in arbitration and may be resolved in a court of competent jurisdiction.

B. The Executive acknowledges that this agreement to submit to arbitration includes all controversies or claims of any kind (e.g., whether in contract or in tort, statutory or common law, legal or equitable) now existing or hereafter arising under any federal, state, local or foreign law (except that any claim by the Company for temporary or preliminary relief with respect to Sections 6, 7 and 8 herein may be brought in a court of competent jurisdiction), including, but not limited to, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Employee Retirement Income Security Act, and the Americans With Disabilities Act, and the Executive hereby waives all rights thereunder to have a judicial tribunal resolve such claims.

14. Voluntary Agreement. The Executive acknowledges that before entering into this Agreement, the Executive has had the opportunity to consult with any attorney or other advisor of his choice, and that this constitutes advice from the Company to do so if he chooses. The Executive further acknowledges that he has entered into this Agreement of his own free will, and that no promises or representations have been made to him by any person to induce him to enter into this Agreement other than the express terms set forth herein. The Executive further acknowledges that he has read this Agreement and understands all of its terms, including the waiver of rights set forth in Section 17.

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15. Binding Effect. This Agreement shall bind the parties hereto, their respective successors and permitted assigns.

16. Amendment. No provisions of this Agreement may be amended, modified, waived or discharged unless such amendment, waiver, modification or discharge is agreed to in writing signed by the Executive and on behalf of the Company by such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

17. Entire Agreement. This Agreement constitutes the entire agreement between the parties, pertaining to the subject matter hereof, and supersedes all prior or contemporaneous written or verbal agreements and understandings with the Executive in connection with the subject matter hereof.

18. Governing Law. This Agreement and the rights and obligations hereunder shall be governed by the laws of the State of Florida without regard to its conflicts principles and the parties to this Agreement specifically consent to the jurisdiction of the courts of the State of Florida over any action arising out of or related to this Agreement.

19. Survival. All covenants, agreements, representations and warranties made herein or otherwise made in writing by any party pursuant hereto shall survive the termination of this Agreement and the employment of the Executive hereunder.

20. Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall, nevertheless, continue in full force and effect without being impaired or invalidated in any way.

21. Counterparts. This Agreement may be executed by the parties in one or more counterparts, each of which when so executed shall be an original and all such counterparts shall constitute one and the same instrument. Confirmation of execution by electronic transmission of a facsimile signature page shall be binding upon any party so confirming.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

EXECUTIVE:	/s/ FRANCIS O’DONNELL

COACH INDUSTRIES GROUP, INC. a Nevada corporation:

By:	/s/ SUSAN WEISMAN
Name:	Susan Weisman
Title:	Chief Financial Officer

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